EXHIBIT 5





                               July 11, 2002




Emmis Communications Corporation
40 Monument Circle, Suite 700
Indianapolis, IN  46204

          Re:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have acted as counsel to Emmis Communications Corporation in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), relating to issuance of the Company's shares of Class A Common Stock and Class B Common Stock, $.01 per share (the "Common Stock") in connection with the Emmis Communications Corporation 2002 Equity Compensation Plan (the "Plan").

     We have examined the Registration Statement and such documents and records of Emmis Communications Corporation as we have deemed necessary to render the opinion set forth below. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies, and the genuineness of all signatures.

     Based upon and subject to the foregoing, it is our opinion that the Common Stock which may be issued pursuant to the Plan has been duly authorized and that, upon due execution, issuance and delivery of such Common Stock in the manner contemplated by the Plan and payment of legal consideration for such shares in the amount determined by the Company's Board of Directors under Indiana law to be adequate at the time of sale, such shares of Common Stock will be validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an Exhibit to the Registration Statement pursuant to the Act. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                              Very truly yours,

                              BAKER & DANIELS